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                                                                EXHIBIT 11.1

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARY

                  COMPUTATION OF EARNINGS (LOSSES) PER SHARE




                                               1995        1994         1993
                                          ------------  ----------  -----------
                                            (Restated)
PRIMARY
   Average shares outstanding               8,003,742    7,637,660    7,339,835
   Dilutive stock options--based upon
       treasury stock method using average
       market price                           886,020            0            0
                                          ------------  ----------  -----------
          Total                             8,889,762    7,637,660    7,339,835

   Net earnings (losses) as reported       $5,605,664  $(3,892,656) $(5,520,606)

          Per Share Amount                 $      .63  $      (.51) $      (.75)
                                          ============ ===========  ===========

FULLY DILUTED
   Average shares outstanding               8,003,742    7,637,660    7,339,835
   Dilutive stock options--based upon
        treasury stock method using ending
        market price                        1,938,977            0            0
                                          ------------  ----------  -----------
           Total                            9,942,719    7,637,660    7,339,835

   Net earnings (losses) as reported       $5,605,664  $(3,892,656) $(5,520,606)

           Per Share Amount                $      .56  $      (.51) $      (.75)
                                          ============ ===========  ===========